Exhibit 2.2

DAYBREAK OIL AND GAS, INC.

CORPORATE OFFICE:	REGIONAL OPERATIONS OFFICE:
1101 NORTH ARGONNE ROAD	1414 SOUTH FRIENDSWOOD DRIVE
SUITE A 211	SUITE 212
SPOKANE VALLEY, WA 99212	FRIENDSWOOD, TX 77546
OFFICE: (509) 232-7674 FAX: (509) 232-2220	OFFICE: (281) 996-4176

February 22, 2022

Re: Equity Exchange Agreement dated as of October 20, 2021 (the “Exchange Agreement”) entered into by and among Daybreak Oil and Gas, Inc., a Washington corporation (“Daybreak”), Reabold California LLC, a California limited liability company (“Reabold”), and Gaelic Resources Ltd., a private company incorporated in the Isle of Man and the 100% owner of Reabold (“Gaelic”)

Dear Gaelic:

This Letter Agreement (this “Letter Agreement”) is by and between Daybreak and Gaelic, is effective as of February 14, 2022 (the “Effective Date”), and serves to memorialize our conversation earlier today.

In consideration of the agreements contained in this Letter Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Daybreak and Gaelic hereby agree as follows:

A.	The “Long-Stop Date” as defined in Section 9.01(b) of the Exchange Agreement is hereby amended to be April 29, 2022.
B.	Gaelic acknowledged the transactions contemplated by that certain Convertible Note Purchase Agreement expected to be entered into by and between Daybreak and Kamran Sattar (or his designee) and the Convertible Promissory Note in principal amount of US$200,000 to be issued pursuant thereto (the “Convertible Note Transaction”). Gaelic acknowledges that it is familiar with the terms of the Convertible Note Transaction and consents to the Convertible Note Transaction and waives any provisions of the Exchange Agreement with respect to the Convertible Note Transaction as necessary to permit and effect the Convertible Note Transaction, including Sections 5.01(h) and 7.03(f).
C.	Daybreak acknowledges that in order to carry out certain operational activities in advance of the completion of the Exchange Agreement, Reabold may borrow up to US$250,000 from its parent company, Reabold Resources PLC and that this money will be repaid in full to Reabold Resources PLC as soon as practicably possible following the completion of the Exchange Agreement.
D.	In the event that the Exchange Agreement has not completed by the amended Long-Stop Date as defined above, Daybreak agrees to compensate Gaelic through the payment of a break fee, in the amount of US$500,000, to be paid in Daybreak shares (the “Break Fee Shares”) priced according to the VWAP calculated over the 5 trading days prior to and including the

Long-Stop Date, with payment (to be satisfied by the issuance of the Break Fee Shares) made as soon as practicably possible after the amended Long-Stop Date. However if:

a.	the Exchange Agreement completes after the amended Long-Stop Date and provided that no party has terminated the Exchange Agreement pursuant to Section 9.01(b) of the Exchange Agreement; or
b.	the Exchange Agreement completes after the parties agree a new Long-Stop Date; or
c.	the parties complete a new exchange agreement on the same terms as the Exchange Agreement,

then 50% of the Break Fee Shares issued to Gaelic will be applied in part satisfaction of the number of the Parent Shares that fall due to Gaelic under Section 2.01 of the Exchange Agreement or the new exchange agreement (as applicable).

The Exchange Agreement is hereby amended to the fullest extent necessary to give effect to the terms of this Letter Agreement. Except as stated herein, the Exchange Agreement is hereby specifically ratified and confirmed. The Exchange Agreement and this Letter Agreement shall be read and construed as one agreement. To the extent any terms in this Letter Agreement conflict with terms of the Exchange Agreement, the terms of this Letter Agreement shall prevail and be given effect.

This Letter Agreement sets forth the entire understanding among the parties concerning its subject matter and supersedes all previous discussions or agreements on the subject matter. This Letter Agreement may be amended, supplemented or superseded only in writing executed by all parties hereto. The transactions contemplated hereby are effective as of the Effective Date.

This Letter Agreement shall be governed by, and construed in accordance with the laws of the State of Washington (without regard to any choice of law principles).

This Letter Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[signature page follows]

If the foregoing correctly sets forth our agreement and understanding, please execute a copy of this Letter Agreement in the space provided below and return the executed copy to the undersigned, indicating your intention to be legally bound hereby.

Very truly yours,

DAYBREAK OIL AND GAS, INC.

By: /s/ James F. Westmoreland
Name: James F. Westmoreland
Title: President and Chief Executive Officer

[signatures continued on following page]

[Signature Page to Letter Agreement Re Equity Exchange Agreement]

Agreed and Accepted By GAELIC:

GAELIC RESOURCES LTD

By: /s/ Stephen Williams
Name: Stephen Williams
Title: Director

[Signature Page to Letter Agreement Re Equity Exchange Agreement]